Exhibit 10.1

April 5, 2005

Mr. Richard Daly

1233 University Avenue

Palo Alto, CA 94301

Dear Dick:

The purpose of this Letter Agreement (the “Agreement”) is to set forth the terms of the consultancy with Aerogen, Inc. (“Aerogen”) by yourself (“Consultant”), which are as follows:

1.             Consultant shall act as a consultant to Aerogen from time to time during the period from April 1 through May 1, 2005.

2.             Consultant shall consult in the field of strategic planning and analysis as it relates to Aerogen.  The consultancy will be in the form of meetings, advice and the like, at facilities of Aerogen or at other mutually convenient locations as shall be agreed to by the parties in advance.

3.             In recognition of these services, Aerogen agrees to compensate Consultant at the rate of $2,000 per full day of consulting time (exclusive of travel time), prorated for partial hours, plus reasonable documented out-of-pocket expenses incurred in connection with the consulting services provided and consistent with Aerogen’s reimbursement policies.  Amounts payable hereunder for consulting services and expenses shall not exceed $40,000 during the term of this Agreement.  Consultant shall invoice Aerogen not more frequently than bi-weekly and such invoices shall be payable 10 days after receipt by Aerogen.  Payment for consulting services rendered hereunder shall be subject to the completion of such services to the reasonable satisfaction of Aerogen.

4.             “Confidential Information” means all information, including without limitation data, technology, samples and specimens relating to Aerogen and its products, product concepts, technologies, businesses, financial, marketing, clinical or regulatory affairs, manufacturing processes and procedures, or those of any third party from whom Aerogen receives information on a confidential basis, whether written, graphic or oral, furnished to Consultant by or on behalf of Aerogen, either directly or indirectly, or obtained or observed by Consultant while providing services hereunder, and the services to be provided by Consultant hereunder, with the exception only of the following:

a)             information that is now in the public domain or subsequently enters the public domain without fault on the part of Consultant;

b)            information that is presently known by Consultant from Consultant’s own sources as evidenced by Consultant’s prior written records; and information disclosed to Consultant by a third party legally and contractually entitled to make such disclosures.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because certain individual features are published or available to the general public or in the rightful possession of Consultant unless the combination as a whole falls within any of the above exceptions.

Except as required in Consultant’s duties to Aerogen, Consultant agrees not to disclose or use at any time or for any purpose, either during or subsequent to the term of this Agreement, any Confidential Information, without the prior written consent of Aerogen, to be given or withheld in Aerogen’s absolute discretion.  Consultant shall take all necessary and reasonable precautions to prevent the disclosure of Confidential Information to any unauthorized third parties.  In furtherance of and without in any way limiting the foregoing, Consultant agrees that no public disclosure of Confidential Information shall be made at research seminars, lectures or professional meetings, or in publications or papers submitted for publication without Aerogen’s prior written consent, to be given or withheld in Aerogen’s absolute discretion.  Notwithstanding the foregoing, Confidential Information may be disclosed to the extent required by applicable laws or regulations or as ordered by a court or regulatory body having competent jurisdiction provided that

Consultant uses her best efforts to limit the disclosure and maintain confidentiality to the extent possible and provides reasonable prior written notice to Aerogen.

5.             All inventions, ideas, improvements, discoveries, enhancements, modifications, know-how, data and information of every kind and description conceived, generated, made, or reduced to practice, as the case may be, by Consultant, either alone or jointly with others, which arise out of or relate to this Agreement (the “Inventions”) shall be the sole and exclusive property of Aerogen.  Consultant agrees to disclose such Inventions promptly to Aerogen, to assign all of Consultant’s right, title and interest in and to any such Inventions promptly to Aerogen without royalty or any other consideration and to execute all applications, assignments or other instruments reasonably requested by Aerogen, in order for Aerogen to establish Aerogen’s ownership of such Inventions and to obtain whatever protection for such Inventions, including patent and copyright rights in any and all countries on such Inventions as Aerogen shall determine.  Consultant further agrees to cooperate fully with Aerogen in the process of securing and enforcing Aerogen’s rights to such Inventions and Aerogen shall compensate Consultant for Consultant’s reasonable time devoted to such activities at Aerogen’s request and reimburse Consultant for reasonable expenses incurred in connection therewith.

6.             All Confidential Information disclosed by or on behalf of Aerogen to Consultant pursuant to this Agreement shall be and remain the property of Aerogen and all written or graphic Confidential Information and copies thereof, including those in electronic form, shall be promptly returned or lawfully destroyed upon Aerogen’s request, provided that Consultant shall be entitled to retain one set of all such information for the sole purpose of monitoring Consultant’s obligations hereunder.

7.             It is understood that Consultant shall be serving under this Agreement as an independent contractor, and shall not be eligible to participate in any benefits extended by Aerogen to its employees.

8.             Consultant represents and warrants to Aerogen that Consultant is legally able to enter into this consulting arrangement with Aerogen and that this Agreement will not and does not conflict with any agreement, arrangement or understanding, written or oral, to which Consultant is a party or by which Consultant is bound.

9.             Either (i) Consultant is covered by current Workers’ Compensation coverage and a Certificate of Workers’ Compensation is attached hereto, or (ii) Consultant agrees that Consultant will not make any claims against Aerogen for personal injury or damage to property which may occur as a result of or in connection with the activities contemplated hereby, but rather, Consultant will look to Consultants own resources in connection with any such claim.

10.           For a period of one year following termination of this Agreement, Consultant will not solicit or in any manner encourage any employee of Aerogen to leave its employ.

11.           Either party may terminate this Agreement at any time upon 30 days’ written notice to the other party.  The provisions regarding Confidential Information and Inventions under this Agreement, and the provisions of Paragraph 9, shall survive expiration or termination of this Agreement for any reason.  In the event of termination by Aerogen, subject to Paragraph 3, Consultant shall be entitled to compensation for services rendered and reimbursement for noncancellable expenses incurred under this Agreement prior to the date of termination.

12.           This Agreement shall be governed and construed in accordance with the laws of the State of California, excluding any choice of law rules which may direct the application of the laws of another jurisdiction.

If the foregoing is acceptable, please have both copies of this Agreement executed and dated and return one fully executed original to Aerogen.

Very truly yours,

Aerogen, Inc.

/s/ Robert S. Breuil

Robert S. Breuil

Chief Financial Officer and Vice President, Corporate Development

Agreed and accepted this 5th day of April, 2005

/s/ Richard Daly
Richard Daly

Social Security No.: